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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

EPIC BANCORP
(Exact name of registrant as specified in its charter)

California (State of incorporation or organization)	68-0175592 (IRS Employer Identification No.)
851 Irwin Street, San Rafael, California (Address of principal executive offices)	94901 (zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered None	Name of each exchange each class is to be registered None

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) check the following box ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) check the following box ☒

Securities Act Registration statement file number to which this Form relates: N/A

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock (Title of Class)

Item 1. Description of Securities to be Registered

General

        Epic Bancorp (formerly San Rafael Bancorp) currently has an authorized capitalization of 10,000,000 shares of common stock. As of June 30, 2004, of these authorized capital shares, 3,647,556 shares of common stock are currently outstanding. No shares of preferred stock are authorized. An additional 498,751 shares of Epic Bancorp's common stock are reserved for issuance under Epic Bancorp's stock option plans. As adjusted for stock splits, options to issue 243,000 shares were established in the Employee Incentive Stock Option and Stock Appreciation Rights Plan, and options to issue an additional 237,543 shares were added in 2003. Options to issue 48,792 shares have been exercised under the Employees' Stock Option Plan. Options to issue 67,000 shares were authorized in 2003 under the Non-Employee Directors Stock Option Plan. No options have been exercised under the Directors' Stock Option Plan.

Common Stock

        The balance of Epic Bancorp's authorized common stock will be available to be issued when and as the Board of Directors of Epic Bancorp determines it advisable to do so. Common shares could be issued for the purpose of raising additional capital, in connection with acquisitions or formation of other businesses, or for other appropriate purposes. The Board of Directors of Epic Bancorp has the authority to issue common shares to the extent of the present number of authorized unissued shares, without obtaining the approval of existing holders of common shares. If additional shares of Epic Bancorp's common stock were to be issued, the existing holders of Epic Bancorp shares would own a proportionately smaller portion of the total number of issued and outstanding common shares.

  Dividend Rights

        The shareholders of Epic Bancorp are entitled to receive dividends when and as declared by its Board of Directors out of funds legally available, subject to the restrictions set forth in the California General Corporation Law. The Corporation Law provides that a corporation may make a distribution to its shareholders if the corporation's retained earnings equal at least the amount of the proposed distribution. The Corporation Law further provides that, in the event that sufficient retained earnings are not available for the proposed distribution, a corporation may nevertheless make a distribution to its shareholders if it meets two conditions, which generally stated are as follows:

  •
  the corporation's assets equal at least 1 1/4 times its liabilities, and

  •
  the corporation's current assets equal at least its current liabilities or, if the average of the corporation's earnings before taxes on income and before interest expense for the two preceding fiscal years was less than the average of the corporation's interest expense for such fiscal years, then the corporation's current assets must equal at least 1 1/4 times its current liabilities.

        Epic Bancorp declared a $0.025 per share cash dividend, payable on May 14, 2004, to shareholders of record as of April 30, 2004. On June 1, 2004, Epic Bancorp declared a $0.025 per share cash dividend, payable on July 15, 2004, to shareholders of record as of June 30, 2004. Epic Bancorp will periodically review its dividend policy in view of its operating performance, and may declare dividends in the future if such payments are deemed appropriate and in compliance with applicable law and regulations.

  Voting Rights

        All voting rights with respect to Epic Bancorp are vested in the holders of Epic Bancorp's common stock.

        Holders of Epic Bancorp common stock are entitled to one vote for each share held except that in the election of directors each shareholder has cumulative voting rights and is entitled to a number of votes equal to the number of shares held by the shareholder multiplied by the number of directors to be elected and a shareholder may cast all his or her votes for a single candidate or distribute votes among any or all of the candidates he or she chooses. However, no shareholder will be entitled to cumulate votes (in other words, cast for any candidate a number of votes greater than the number of shares of stock held by such shareholder) unless such candidate or candidates' names have been placed in nomination prior to the voting and the shareholder has given notice at the meeting prior to the voting of the shareholder's intention to cumulate votes. If any shareholder has given such notice, all shareholders may cumulate their votes for candidates in nomination.

  Preemptive Rights

        Shareholders of Epic Bancorp common stock have no preemptive rights. Also there are no applicable conversion rights, redemption rights or sinking fund provisions.

  Liquidation Rights

        Upon liquidation of Epic Bancorp, the shareholders of Epic Bancorp's common stock have the right to receive their pro rata portion of the assets of Epic Bancorp distributable to shareholders. This is subject, however, to the preferential rights, if any, of the holders of any outstanding senior securities. Presently there are no senior securities outstanding except for the subordinated debt issued by Epic Bancorp in connection with the trust preferred transaction.

  Subordinated Debt

        On June 28, 2002 Epic Bancorp issued $10.3 million of trust preferred securities through a special purpose trust subsidiary, Epic Capital Trust I, which is wholly-owned by Epic Bancorp. Dividend payments on the trust preferred securities are funded by interest payments Epic Bancorp makes on subordinated debt issued to Epic Capital Trust I. The trust preferred securities mature 30 years after the issuance date and have a five-year call provision, except under limited circumstances where the security may be called earlier. Epic Capital Trust I pays interest quarterly at a rate equal to three-month LIBOR plus a margin of 360 basis points. Interest payments are currently expected to be funded by dividends paid to Epic Bancorp by Tamalpais Bank. Epic Bancorp's principal and interest payments on the subordinated debt are in a superior position to the liquidation rights of shareholders of Epic Bancorp's common stock.

Provisions of Articles of Incorporation

  Issuance of Additional Securities

        The articles of incorporation permit the Board of Directors to issue additional shares of common stock without the prior approval of the holders of Epic Bancorp common stock. The issuance of additional common stock or other securities permitted by the articles of incorporation at some future date may have the effect of delaying, deferring or preventing a change in control of Epic Bancorp.

Item 2. Exhibits

Exhibit No.	Description
3.1	Articles of Incorporation of Bancorp (1)
3.2	Bylaws of the Bancorp (1)
3.3	Certificate of Amendment of Articles of Incorporation changing corporate name
4.1	Indenture (1)
4.2	Amended and Restated Trust Agreement (1)
4.3	Trust Preferred Securities Guarantee Agreement (1)
4.4	Floating Rate Cumulative Trust Preferred Security Certificate of an Rafael Capital Trust I (1)
4.5	Floating Rate Cumulative Trust Preferred Security Certificate of San Rafael Capital Trust I (1)
4.6	Floating Rate Junior Subordinated Deferrable Interest Debenture of Bancorp (1)
10.1	Epic Bancorp Employee Incentive Stock Option and Stock Appreciation Right Plan (2)
10.2	Epic Bancorp 2003 Non-Employee Directors Stock Option Plan and Agreement (1)

(1)
Attached as Exhibit 3.1, 3.2, 4.1, 4.2, 4.3, 4.4, 4.5, 4.6, and 10.5, respectively, to Registration Statement No. 333-105991 on Form SB-2 filed by Epic Bancorp with the Securities and Exchange Commission under the Securities Act of 1933, and incorporated herein by reference.

(2)
Attached as Exhibit 99.1 to Registration Statement No. 333-115606 on Form S-8 filed by Epic Bancorp with the Securities and Exchange Commission under the Securities Act of 1933, and incorporated herein by reference.

SIGNATURE

        Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

EPIC BANCORP
Date: July 27, 2004	By:	/s/ KIT M. COLE Kit M. Cole President, and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
3.1	Articles of Incorporation of Bancorp (1)
3.2	Bylaws of the Bancorp (1)
3.3	Certificate of Amendment of Articles of Incorporation changing corporate name
4.1	Indenture (1)
4.2	Amended and Restated Trust Agreement (1)
4.3	Trust Preferred Securities Guarantee Agreement (1)
4.4	Floating Rate Cumulative Trust Preferred Security Certificate of an Rafael Capital Trust I (1)
4.5	Floating Rate Cumulative Trust Preferred Security Certificate of San Rafael Capital Trust I (1)
4.6	Floating Rate Junior Subordinated Deferrable Interest Debenture of Bancorp (1)
10.1	Epic Bancorp Employee Incentive Stock Option and Stock Appreciation Right Plan (2)
10.2	Epic Bancorp 2003 Non-Employee Directors Stock Option Plan and Agreement (1)

(1)
Attached as Exhibit 3.1, 3.2, 4.1, 4.2, 4.3, 4.4, 4.5, 4.6, and 10.5, respectively, to Registration Statement No. 333-105991 on Form SB-2 filed by Epic Bancorp with the Securities and Exchange Commission under the Securities Act of 1933, and incorporated herein by reference.

(2)
Attached as Exhibit 99.1 to Registration Statement No. 333-115606 on Form S-8 filed by Epic Bancorp with the Securities and Exchange Commission under the Securities Act of 1933, and incorporated herein by reference.

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